Exhibit 99.1

NEWS	FOR FURTHER INFORMATION
FOREST OIL CORPORATION	CONTACT: PATRICK J. REDMOND
707 17th STREET, SUITE 3600	DIRECTOR - INVESTOR RELATIONS
DENVER, COLORADO 80202	303.812.1441

FOR IMMEDIATE RELEASE

FOREST OIL ANNOUNCES FORMATION OF
ALASKAN ENTITY AND RELATED FINANCING

DENVER, COLORADO — November 2, 2006 - Forest Oil Corporation (NYSE:FST) (Forest or the Company) announced today that it has transferred the majority of its Alaska Business Unit as of October 31, 2006 to a new subsidiary, Forest Alaska Operating LLC (Alaska).  Alaska will hold oil and gas interests of Forest in the Cook Inlet region of Alaska and will enter into a services agreement with Forest for the operation of those assets.  Alaska initially has approximately 32 MMBoe of estimated proved reserves, and production of approximately 6,000 Boe/d, as of September 30, 2006.  The estimated proved reserves are based on a recently received updated reserve report prepared by Forest’s independent reserve engineers, DeGolyer & MacNaughton (“D&M”).  D&M’s report, which was prepared as of June 30, 2006, states that Forest’s estimated proved reserves in Alaska increased by approximately 12 MMBoe since Forest’s 2005 year-end reserve report due primarily to a field study and development plan for the McArthur River Field.  Alaska also owns 186,000 net acres of developed and undeveloped land and interests in production and drilling infrastructure, primarily offshore Cook Inlet.  The activities of Alaska are intended to focus on the exploitation of its assets and participation in the proposed development program in the McArthur River Field over the next several years.

Alaska intends to attempt to place $375 million of term loan financing to fund a $350 million distribution to Forest and provide initial working capital for its operations.  Forest will indirectly own 100% of the interests in Alaska, and the term loans will be secured by Alaska’s assets and will be non-recourse to Forest.  Forest intends to use the proceeds from the distribution to reduce its outstanding borrowings under its U.S. credit facility.  Credit Suisse and JP Morgan will act as co-lead arrangers and joint bookrunners in the placement of the term loans.  H. Craig Clark, President and CEO, stated, “This transaction allows us to segregate the financial requirements of a long-lived oil asset in the middle years of its productive life from the financial requirements of our other North American assets, which are in various stages of exploitation and necessarily more capital intensive.  We are excited about the prospects for both the Alaska  assets and the remaining core assets within Forest and think it makes sense to segregate and finance them separately.”

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas. These risks include, but are not limited to, price volatility, inflation in the cost of or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in Forest’s 2005 Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Also, the financial results of Forest’s foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest’s actual results and plans to differ materially from those in the forward-looking statements.

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations. Forest’s principal reserves and producing properties are located in the United States in Alaska, Louisiana, New Mexico, Oklahoma, Texas, Utah, Wyoming, and in Canada. Forest’s common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.forestoil.com.

November 2, 2006